Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Rocky Mountain Chocolate Factory, Inc. of our report dated May 29, 2020 relating to the consolidated financial statements of Rocky Mountain Chocolate Factory, Inc., which report appears in the Annual Report on Form 10-K dated February 29, 2020.

/s/ Plante & Moran, PLLC

Boulder, Colorado

October 15, 2020